Exhibit 5.3

[S&C letterhead]

December 4, 2014

Fiat Chrysler Automobiles N.V.,

25 St. James’ Street,

London SW1A 1HA,

United Kingdom.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $2,500,000,000 aggregate notional amount of Mandatory Convertible Securities due 2016 (the “Securities”) of Fiat Chrysler Automobiles N.V., a public company with limited liability incorporated under the laws of the Netherlands (the “Company”), and the common shares, nominal value € 0.01 per share, of the Company initially issuable upon conversion of the Securities (the “Common Shares”) we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Securities and the Common Shares (the “Registration Statement”) has become effective under the Act, the Indenture relating to the Securities has been duly authorized, executed and delivered, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and we are expressing no opinion as to the effect

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of the laws of any other jurisdiction. With respect to all matters of Dutch law, we note that you have received an opinion, dated December 3, 2014, of Loyens & Loeff N.V.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings “Legal Matters”, “Material U.S. Federal Income Tax Consequences” and “Material U.K. Tax Consequences” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP